Exhibit 10.5

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

New Mountain Finance Advisers BDC, L.L.C.
787 Seventh Avenue, 48th Floor
New York, New York 10019

New Mountain Guardian III BDC, L.L.C. (the “Fund”)

787 Seventh Avenue, 48th Floor

New York, New York 10019

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

New Mountain Finance Advisers BDC, L.L.C. (the “Adviser”) hereby agrees to reduce and/or waive its Base Management Fee, as defined in the Investment Advisory and Management Agreement between the Fund and the Adviser (the “Advisory Agreement”), and to the extent necessary, bear other expenses of or make payments to the Fund, in the amount of Excess Specified Expenses and Excess Organizational and Offering Expenses (each as defined below).

“Excess Specified Expenses” means the amount of Specified Expenses payable by the Fund for any calendar year in excess of the Specified Expenses Cap (giving effect to the adjustment in the last sentence of the definition of Specified Expenses Cap in the calendar year in which the Closing Period ends).

“Specified Expenses” of the Fund means all Fund Expenses (as defined in the Fund’s Limited Liability Company Agreement (the “LLC Agreement”) incurred in the operation of the Fund with the exception of: (i) the management fee, (ii) any incentive fees, (iii) Organizational and Offering Expenses (as defined in the LLC Agreement) (which are subject to the Organizational and Offering Expense Cap (as defined below)), (iv) Placement Fees (as defined in the LLC Agreement), (v) interest on and fees and expenses arising out of all Fund indebtedness and other financing, (vi) costs of any litigation and damages (including the costs of any indemnity or contribution right granted to any placement agent or third-party finder engaged by the Fund or its affiliates) and (vii) for the avoidance of doubt, if applicable, any investor level withholding or other taxes.

“Specified Expenses Cap” means an amount of Specified Expenses in a calendar year (prorated for partial years and portions of years for which each applicable prong of the cap applies) equal to: (1) during the Closing Period (as defined in the LLC Agreement), 0.40% of the greater of (A) $750 million and (B) actual Aggregate Committed Capital as of the end of such calendar year; (2) at the end of the Closing Period until the end of the Investment Period (as defined in the LLC Agreement), 0.40% of Aggregate Committed Capital (as defined in the LLC Agreement); and (3) after the end of the Investment Period, 0.40% of the Fund’s average net asset value for the calendar year. Further, if the actual Aggregate Committed Capital of the Fund at the end of the Closing Period is less than $750 million, the prong of the Specified Expenses Cap in clause (1) above will be retroactively adjusted to equal 0.40% of Aggregate Committed Capital at the end of the Closing Period.

“Excess Organizational and Offering Expenses” means the amount of Organizational and Offering Expenses (other than Placement Fees) in excess of, at the end of the Closing Period, the lesser of: (i) $2 million or (ii) 0.50% of the Aggregate Committed Capital.

If, while the Adviser is the investment adviser to the Fund, the annualized Specified Expenses for a given calendar year are less than the Specified Expenses Cap, the Adviser shall be entitled to reimbursement by the Fund of the compensation waived and other expenses borne by the Adviser on behalf of the Fund pursuant to this Expense Limitation and Reimbursement Agreement (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, and provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed. The Reimbursement Amount plus the annualized Specified Expenses for a given calendar year shall not exceed the Specified Expenses Cap. The Adviser may recapture a Specified Expense in any year within the thirty-six month period after the Adviser bears the expense. Within a reasonable period of time following any reimbursement payment to the Adviser by the Fund, the Adviser shall provide written notice of such reimbursement to the Advisory Committee (as defined in the LLC Agreement) summarizing the details with respect to the amounts reimbursed to the Adviser.

For the avoidance of doubt, any costs in excess of the Excess Specified Expenses and Excess Organizational and Offering Expenses will be applied as a reduction to the Adviser’s Base Management Fee (as defined in the Advisory Agreement) but, for the avoidance of doubt, will not reduce the Adviser’s Incentive Fee (as defined the Advisory Agreement). Additionally, the parties acknowledge that any reimbursement paid to the Adviser by the Fund hereunder shall be an operating expense of the Fund, and shall decrease Pre-Incentive Fee Net Investment Income for purposes of calculating the Incentive Fee (as defined in the Advisory Agreement).

This agreement may be amended by mutual agreement of the parties, provided that any amendment that could result in increase in expenses borne by the Fund also must be approved by vote of a majority of the outstanding voting securities of the Fund (as such term is defined in the Investment Company Act of 1940, as amended).

We understand and intend that you will rely on this undertaking in preparing the private placement memorandum and filing the registration statements and periodic reports for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share, and for other purposes and we expressly permit you to do so.

NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C.

By:
Name:
Title:

Agreed and Accepted:

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:
Name:
Title: